Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter and Full Year 2018

—  Net Sales Increased 3.3% and Base Business Net Sales Increased 0.9% for Full Year 2018 —

— Net Cash Provided by Operating Activities Increased to $209.5 Million

for Full Year 2018 —

Parsippany, N.J., February 26, 2019—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full year 2018.

Fourth Quarter 2018 Financial Highlights (vs. Fourth Quarter 2017):

•	Completed the sale of Pirate Brands to The Hershey Company for approximately $420.0 million early in the fourth quarter; recognized a pre-tax gain on sale of $176.4 million
•	Net sales decreased 1.8% to $458.1 million due to the sale of Pirate Brands
•	Base business net sales[1] increased 1.6% to $452.6 million
•	Diluted earnings per share decreased 12.8% to $1.70
•	Adjusted diluted earnings per share[1] decreased 40.4% to $0.34
•	Net income decreased 13.8% to $111.9 million
•	EBITDA[1] increased 283.1% to $188.6 million
•	Adjusted EBITDA[1] decreased 15.2% to $58.5 million
•	Net cash provided by operating activities increased to $70.4 million from $30.3 million
•

Prepaid the entire remaining $500.1 million principal amount of term loans outstanding under the Company’s credit facility with the proceeds of the Pirate Brands sale and additional revolver borrowings

Full Year 2018 Financial Highlights (vs. Full Year 2017):

•	Net sales increased 3.3% to $1,700.8 million
•	Base business net sales[1] increased 0.9% to $1,564.2 million
•	Diluted earnings per share decreased 20.2% to $2.60
•	Adjusted diluted earnings per share[1] decreased 12.7% to $1.85
•	Net income decreased 20.7% to $172.4 million
•	EBITDA[1] increased 36.9% to $397.4 million
•	Adjusted EBITDA[1] decreased 5.7% to $314.2 million
•	Net cash provided by operating activities increased to $209.5 million from $37.8 million

1   Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted net income,” “adjusted diluted earnings per share,” “EBITDA”  and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Guidance for Full Year Fiscal 2019

•	Net sales range of $1.635 billion to $1.665 billion
•	Adjusted EBITDA range of $305.0 million to $320.0 million
•	Adjusted diluted earnings per share range of $1.85 to $2.00

Guidance for First Quarter of 2019

•	Net sales range of $400.0 million to $412.0 million
•	Adjusted EBITDA range of $78.0 million to $82.0 million
•	Adjusted diluted earnings per share range of $0.47 to $0.52

Robert C. Cantwell, President and Chief Executive Officer of B&G Foods, stated, “2018 was a year of company record net sales, as we continue to march towards $2 billion in net sales. Our EBITDA, which benefited from the gain on the sale of Pirate Brands, was also a company record. And I am happy to report that we achieved the high end of our inventory reduction plan target for the year, reducing our inventory by approximately $100 million as compared to year end 2017. However, our margins and our adjusted EBTIDA fell short of our expectations, as we continue to face elevated input and freight costs that in 2018 we were unable to fully offset with price increases and cost savings initiatives.”

Mr. Cantwell continued, “Looking forward in 2019, we expect to see continued benefits from our cost savings initiatives, which we plan to enhance in 2019, as well as the full year impact of our 2018 price increases and a partial year impact of an additional round of price increases for 2019 that we have already communicated to our customers and that we expect to realize beginning towards the end of the second quarter. While we are disappointed in our 2018 profitability, we are confident that the actions we are now taking will enable us to achieve our full year 2019 guidance.”

“We remain committed to our business model, which is premised on high margin brands, a lean cost structure, strong excess cash generation, and growth through accretive acquisitions. Our very strong cash flow generation continues to support our growth by acquisition strategy, as well as our longstanding policy of returning a substantial portion of our excess cash to our shareholders in the form of dividends.”

Financial Results for the Fourth Quarter of 2018

Net sales decreased $8.3 million, or 1.8%, to $458.1 million for the fourth quarter of 2018 from $466.4 million for the fourth quarter of 2017.  The decrease was attributable to a decrease in unit volume of $9.8 million, partially offset by an increase in net pricing of $1.5 million. The decrease in unit volume was primarily attributable to the Pirate Brands divestiture, offset in part by the McCann’s acquisition. Net sales of Pirate Brands, which was sold on October 17, 2018, were $2.1 million during the fourth quarter of 2018, compared to $19.3 million during the fourth quarter of 2017.  Net sales of McCann’s,  which was acquired on July 16, 2018 and therefore not owned during the fourth quarter of 2017, contributed $3.2 million to the Company’s overall net sales for the fourth quarter of 2018.

Base business net sales for the fourth quarter of 2018 increased $7.2 million, or 1.6%, to $452.6 million from $445.4 million for the fourth quarter of 2017. The increase was attributable to an increase in unit volume for the base business of $5.2 million, and an increase in net pricing for the base business of $2.0 million.

Net sales of all Green Giant products in the aggregate (including Le Sueur)  increased $7.3 million, or 4.9%, in the fourth quarter of 2018, as net sales in both frozen and shelf stable products increased. Net sales of Green Giant frozen increased $7.0 million, or 7.3%,  in the fourth quarter of 2018 compared to the fourth quarter of 2017, driven by strong customer and consumer acceptance of Green Giant Veggie Spirals, launched earlier in 2018, as well as continued demand for Green Giant Riced Veggies, Green Giant Veggie Tots and Green Giant Mashed Cauliflower.  Net sales of Green Giant frozen products also benefited from the launch of Green Giant Cauliflower Pizza Crusts and Little Green Sprout’s Organics, which began shipping in September 2018.  Net sales of Green Giant shelf stable (including Le Sueur)  increased $0.3 million, or 0.7%,  for the quarter.

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Net sales of Ortega increased $2.4 million, or 7.2%;  Cream of Wheat increased $0.8 million, or 4.3%; New York Style increased $0.8 million, or 8.8%; and Maple Grove Farms increased $0.5 million, or 2.8%, for the fourth quarter of 2018 compared to the fourth quarter of 2017.  Net sales of the Company’s spices & seasonings2 increased $6.5 million, or 8.4%, for the quarter. Net sales of Victoria decreased $2.5 million, or 20.3%, for the quarter. The decline in net sales of Victoria was primarily due to the shift of timing of a promotional event with a key customer. Net sales of all other brands in the aggregate accounted for a decrease of $8.6 million, or 6.8%, for the quarter.

Gross profit was $49.9 million for the fourth quarter of 2018, or 10.9% of net sales. Excluding the negative impact of non-recurring charges relating to the Company’s inventory reduction plan of $27.7 million and acquisition/divestiture-related expenses of $9.2 million, the Company’s gross profit would have been $86.8  million, or 19.0% of net sales. This compares to gross profit of $93.9 million for the fourth quarter of 2017, or 20.1% of net sales.  For the fourth quarter of 2018, gross profit benefited approximately $1.5 million in net pricing and was also negatively impacted by input cost inflation, inclusive of freight, warehousing and procurement, as well as mix.

Selling, general and administrative expenses decreased $4.4 million, or 8.4%, to $47.6 million for the fourth quarter of 2018 from $52.0 million for the fourth quarter of 2017.  The decrease was composed of a decrease in acquisition/divestiture-related and non-recurring expenses of $4.4 million, decreased consumer marketing expenses of $1.8 million and decreases in warehousing of $0.3 million, partially offset by other increases of $2.1 million.  Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.7 percentage points to 10.4% for the fourth quarter of 2018 compared to 11.1% for the fourth quarter of 2017.

During the fourth quarter of 2018, the Company completed the sale of Pirate Brands to The Hershey Company for a purchase price of $420.0 million in cash. The Company recognized a pre-tax gain on the sale of Pirate Brands of $176.4 million.

Net interest expense decreased $2.3 million, or 8.5%, to $24.5 million for the fourth quarter of 2018 from $26.8 million in the fourth quarter of 2017. The decrease was mostly attributable to a decrease in long-term debt outstanding during the fourth quarter of 2018 as compared to the fourth quarter of 2017, primarily as a result of the use of the net proceeds from the sale of Pirate Brands, to prepay long-term debt during the fourth quarter of 2018 and earlier prepayments of long-term debt during the first and second quarters of 2018.

During the fourth quarter of 2018, the Company prepaid the entire remaining $500.1 million principal amount of term loans then outstanding under the Company’s credit facility with the proceeds of the Pirate Brands sale and additional revolver borrowings.  No term loans were outstanding under the Company’s credit facility as of December 29, 2018. As a result of the prepayment,  the Company recognized during the fourth quarter of 2018 a loss on extinguishment of debt of $9.8 million.

The Company’s net income was $111.9 million, or $1.70 per diluted share, for the fourth quarter of 2018, as compared to net income of $129.9 million, or $1.95 per diluted share, for the fourth quarter of 2017.  The Company’s adjusted net income1 for the fourth quarter of 2018 was $22.3 million, or $0.34 per adjusted diluted share, compared to $37.6 million, or $0.57 per adjusted diluted share, for the fourth quarter of 2017.

For the fourth quarter of 2018, EBITDA was $188.6 million, an increase of 283.1%, or $139.4 million, compared to $49.2 million for the fourth quarter of 2017. EBITDA as a percentage of net sales was 41.2% for the fourth quarter of 2018, compared to 10.6% for the fourth quarter of 2017.

For the fourth quarter of 2018, adjusted EBITDA was $58.5 million, a  decrease of 15.2%, or $10.4 million, compared to $68.9 million for the fourth quarter of 2017.  Adjusted EBITDA as a percentage of net sales was 12.8% for the fourth quarter of 2018, compared to 14.8% in the fourth quarter of 2017.

2   Includes the spices & seasoning brands acquired in the fall of 2016, as well as the Company’s legacy spices & seasonings brands such as Mrs. Dash and Ac’cent.

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As part of the Company’s inventory reduction plan, it reduced inventory from $487.4 million at the end of the third quarter of 2018 to $401.4 million at the end of the fourth quarter of 2018, compared to an increase from $487.4 million at the end of the third quarter of 2017 to $501.8 million at the end of the fourth quarter of 2017.

Financial Results for the Full Year Fiscal 2018

Net sales increased $54.4 million, or 3.3%, to $1,700.8 million for fiscal 2018 from $1,646.4 million for fiscal 2017.  The $54.4 million increase in net sales was attributable to an increase in unit volume of $42.2 million and an increase in net pricing of $12.2 million.  Net sales of McCann’s, which was acquired on July 16, 2018 and therefore not owned during fiscal 2017,  and an additional three quarters of net sales of Back to Nature, which was acquired on October 2, 2017, combined to contribute $60.2 million to the Company’s overall net sales for fiscal 2018. The Company’s net sales for 2018 were negatively impacted by the divestiture of Pirate Brands during the fourth quarter of 2018. Net sales of Pirate Brands were $87.7 million in fiscal 2017, compared to $74.9 million in fiscal 2018 through the date of divestiture, which was October 17, 2018.

Base business net sales increased $14.0 million, or 0.9%, to $1,564.2 million for fiscal 2018 from $1,550.2 million for fiscal 2017. The increase was attributable to an increase in unit volume for the base business of $4.0 million and an increase in net pricing of $10.0 million, or 0.6% of base business net sales.

Net sales of Green Giant frozen increased $42.7 million, or 12.9%, to $372.7 million for fiscal 2018 compared to fiscal 2017, driven by strong customer and consumer acceptance of Green Giant Veggie Spirals, launched earlier this year, as well as continued demand for Green Giant Riced Veggies, Green Giant Veggie Tots and Green Giant Mashed Cauliflower.  Net sales of Green Giant frozen products also benefited from Green Giant Cauliflower Pizza Crusts and Little Green Sprout’s Organics, which began shipping in September 2018.  Net sales of all Green Giant products in the aggregate (including Le Sueur) increased $29.7 million, or 6.1%, to $518.9 million in fiscal 2018, as net sales growth of frozen products was offset in part by Green Giant shelf stable (including Le Sueur), whose net sales decreased $13.0 million, or 8.2%, to $146.2 million.

Net sales of Ortega increased $4.0 million, or 2.9%, for fiscal 2018 compared to fiscal 2017.  Net sales of Cream of Wheat increased $1.7 million, or 2.8%;  New York Style increased $1.7 million, or 4.7%; and Victoria increased $1.2 million, or 2.8%, for fiscal 2018. Net sales of all of the Company’s spices & seasonings2 decreased $3.5 million, or 1.0%, for fiscal 2018. Net sales of all other brands in the aggregate accounted for a decrease of $20.8 million, or 4.6%, for fiscal 2018.

Gross profit was $349.5 million for fiscal 2018, or 20.5% of net sales. Excluding the negative impact of non-recurring charges relating to the Company’s inventory reduction plan of $66.3 million and acquisition/divestiture-related expenses of $10.0 million, the Company’s gross profit would have been $425.8  million, or 25.0% of net sales. This compares to gross profit of $440.6 million for fiscal 2017, or 26.8% of net sales. For 2018, gross profit benefited from an increase in net pricing of $12.2 million and was also negatively impacted by input cost inflation, inclusive of freight, warehousing and procurement, as well as mix.

Selling, general and administrative expenses decreased $16.0 million, or 8.8%, to $167.4 million for fiscal 2018 from $183.4 million for fiscal 2017.  The decrease was composed of a decrease in acquisition/divestiture-related and non-recurring expenses of $18.7 million and decreased consumer marketing expenses of $7.9 million, partially offset by increased warehousing expenses of $0.9 million, increased general and administrative expenses of $8.5 million (primarily consisting of compensation, professional and consulting fees, technology related expenses and real property leases) and other increases of $1.2 million.  Expressed as a percentage of net sales, selling, general and administrative expenses improved by 1.3 percentage points to 9.8% for fiscal 2018 compared to 11.1% for fiscal 2017.

As discussed above, during fiscal 2018 the Company recognized a pre-tax gain on the Pirate Brands sale of $176.4 million. During fiscal 2017, the Company recorded a $1.6 million pre-tax loss on the sale of assets.

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Net interest expense increased $16.5 million, or 18.0%, to $108.3 million for fiscal 2018 from $91.8 million in fiscal 2017. The increase was primarily attributable to additional borrowings made in the third quarter of 2018 to fund the McCann’s acquisition, in the fourth quarter of 2017 to fund the Back to Nature acquisition, and in the second and fourth quarters of 2017 in connection with the Company’s senior notes offerings, partially offset by the Company’s prepayment in full of the tranche B term loans, as described above.

As a result of the prepayment of long-term debt described above, the Company recognized a loss on extinguishment of debt of $13.1 million in fiscal 2018, including $2.8 million in the first quarter of 2018, $0.5 million in the second quarter of 2018 and $9.8 million in the fourth quarter of 2018.

The Company’s net income for fiscal 2018 was $172.4 million, or $2.60 per diluted share, compared to net income of $217.5 million, or $3.26 per diluted share, for fiscal 2017.  The Company’s adjusted net income for fiscal 2018 was $122.3 million, or $1.85 per adjusted diluted share, compared to $140.5 million, or $2.12 per adjusted diluted share for fiscal 2017.

For fiscal 2018, EBITDA was $397.4 million, an increase of 36.9%, or $107.2 million, compared to $290.2 million for fiscal 2017. EBITDA as a percentage of net sales was 23.4% for fiscal 2018, compared to 17.6% for fiscal 2017.

For fiscal 2018, adjusted EBITDA was $314.2 million, a decrease of 5.7%, or $19.0 million, compared to $333.2 million for fiscal 2017.  Adjusted EBITDA as a percentage of net sales was 18.5% for fiscal 2018, compared to 20.2% for fiscal 2017.

As part of the Company’s inventory reduction plan, it reduced inventory during fiscal 2018 from $501.8 million at the end of fiscal 2017 to $401.4 million at the end of fiscal 2018, compared to an increase from $356.6 million at the end of fiscal 2016 to $501.8 million at the end of fiscal 2017.

Full Year and First Quarter Fiscal 2019 Guidance

For fiscal 2019, net sales are expected to be approximately $1.635 billion to $1.665 billion, adjusted EBITDA is expected to be approximately $305.0 million to $320.0 million and adjusted diluted earnings per share is expected to be approximately $1.85 to $2.00.

For fiscal 2019, net interest expense is expected to be approximately $87.5 million to $91.5 million (including cash interest payments which are expected to be approximately $84.0 million to $88.0 million), depreciation expense is expected to be approximately $40.0 million, amortization expense is expected to be approximately $18.0 million, cash taxes, excluding the tax effects resulting from the gain on sale of Pirate Brands, are expected to be approximately $5.0 million or less and capital expenditures are expected to be approximately $45.0 million to $50.0 million.

For the first quarter of 2019, net sales are expected to be approximately $400.0 million to $412.0 million, adjusted EBITDA is expected to be approximately $78.0 million to $82.0 million and adjusted diluted earnings per share is expected to be approximately $0.47 to $0.52.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition/divestiture-related and non-recurring expenses, gains and losses; the non-cash accounting impact of the Company’s inventory reduction plan; restructuring expenses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

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Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, February 26, 2019.  The call will be webcast live and can be accessed at www.bgfoods.com/investor-relations.  The call can also be accessed live over the phone by dialing (866)  548-4713 for U.S. callers or (323) 794-2093 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 3551079.  The replay will be available from February 26, 2019 through March 5, 2019.  Investors may also access a web-based replay of the call at www.bgfoods.com/investor-relations.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income”  (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses  (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the fourth quarter and full year of 2018 and 2017, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat,  Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms, Mrs. Dash,  New York Style,  Ortega, Polaner,  SnackWell’s,  Spice Islands and Victoria,  there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

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Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share, cash interest payment, cash taxes, capital expenditure, cash flow and overall expectations for fiscal 2019, including our goal of marching towards $2 billion in net sales and the benefits we expect to achieve from cost savings initiatives and sales price increases. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties,  readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system;  the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 29,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$11,648	$206,506
Trade accounts receivable, net	151,707	141,392
Inventories	401,355	501,849
Prepaid expenses and other current assets	19,988	20,054
Income tax receivable	1,398	16,794
Total current assets	586,096	886,595

Property, plant and equipment, net	282,553	272,192
Goodwill	584,435	649,292
Other intangibles, net	1,595,569	1,748,220
Other assets	1,206	1,617
Deferred income taxes	4,940	3,122
Total assets	$3,054,799	$3,561,038

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$140,000	$122,358
Accrued expenses	55,660	48,067
Income tax payable	31,624	139
Dividends payable	31,178	30,922
Total current liabilities	258,462	201,486

Long-term debt	1,635,881	2,217,574
Other liabilities	24,505	24,881
Deferred income taxes	235,902	236,278
Total liabilities	2,154,750	2,680,219

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 65,638,701 and 66,499,044 shares issued and outstanding as of December 29, 2018 and December 30, 2017	656	665
Additional paid-in capital	116,339	266,789
Accumulated other comprehensive loss	(23,502)	(20,756)
Retained earnings	806,556	634,121
Total stockholders’ equity	900,049	880,819
Total liabilities and stockholders’ equity	$3,054,799	$3,561,038

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017(1)	2018	2017(1)
Net sales	$458,055	$466,353	$1,700,764	$1,646,387
Cost of goods sold	408,123	372,493	1,351,264	1,205,809
Gross profit	49,932	93,860	349,500	440,578

Operating expenses:
Selling, general and administrative expenses	47,562	51,951	167,389	183,448
Amortization expense	4,491	4,609	18,343	17,611
(Gain) loss on sale of assets(2)	(176,386)	—	(176,386)	1,608
Operating income	174,265	37,300	340,154	237,911

Other income and expenses:
Interest expense, net	24,489	26,765	108,334	91,784
Loss on extinguishment of debt	9,811	—	13,135	1,163
Other (income) expense	(613)	966	(3,592)	(3,098)
Income before income tax expense (benefit)	140,578	9,569	222,277	148,062
Income tax expense (benefit)(3)	28,654	(120,339)	49,842	(69,401)
Net income	$111,924	$129,908	$172,435	$217,463

Weighted average shares outstanding:
Basic	65,827	66,497	66,145	66,487
Diluted	65,934	66,687	66,255	66,706

Earnings per share:
Basic	$1.70	$1.95	$2.61	$3.27
Diluted	$1.70	$1.95	$2.60	$3.26

Cash dividends declared per share	$0.475	$0.465	$1.890	$1.860

(1)

Net sales, gross profit, selling, general and administrative expenses, operating income and other  (income) expense have been adjusted as a result of the Company’s retrospective adoption of new accounting standards relating to revenue recognition and the presentation of net periodic pension cost and net periodic post-retirement benefit cost.  The Company also reclassified a $1.6 million pre-tax loss on sale of assets for fiscal 2017 from selling, general and administrative expenses to loss on sale of assets. The adjustments described above had no impact on net income or earnings per share.

(2)

During the fourth quarter of 2018, the Company completed the sale of Pirate Brands to The Hershey Company. The sale resulted in a pre-tax gain of $176.4 million. During 2017,  the Company sold to a third-party co-packer its Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment. The Company acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition.  The sale resulted in a $1.6 million pre-tax loss on sale of assets.

(3)	Fiscal 2017 periods include the revaluation of the Company’s deferred income taxes as a result of the U.S. Tax Cuts and Jobs Act.

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B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
Net income	$111,924	$129,908	$172,435	$217,463
Income tax expense (benefit)	28,654	(120,339)	49,842	(69,401)
Interest expense, net	24,489	26,765	108,334	91,784
Depreciation and amortization	13,706	12,888	53,639	49,172
Loss on extinguishment of debt(1)	9,811	—	13,135	1,163
EBITDA(2)	188,584	49,222	397,385	290,181
Acquisition/divestiture-related and non-recurring expenses(3)	17,227	15,604	26,863	35,745
Inventory reduction plan impact(4)	29,041	—	66,320	—
Amortization of acquisition-related inventory step-up(5)	—	830	—	2,380
Loss on disposal of inventory(6)	—	3,287	—	3,287
(Gain) loss on sale of assets(7)	(176,386)	—	(176,386)	1,608
Adjusted EBITDA(2)	58,466	68,943	314,182	333,201
Income tax (expense) benefit	(28,654)	120,339	(49,842)	69,401
Interest expense, net	(24,489)	(26,765)	(108,334)	(91,784)
Acquisition/divestiture-related and non-recurring expenses	(17,227)	(15,604)	(26,863)	(35,745)
Inventory reduction plan impact(4)	(29,041)	—	(66,320)	—
Amortization of acquisition-related inventory step-up(5)	—	(830)	—	(2,380)
Write-off of property, plant and equipment	832	101	931	208
Deferred income taxes	(17,990)	(115,604)	(1,494)	(80,525)
Amortization of deferred financing costs and bond discount	872	1,549	5,282	5,812
Share-based compensation expense	(321)	331	3,025	4,615
Changes in assets and liabilities, net of effects of business combinations	127,945	(2,198)	138,889	(165,004)
Net cash provided by operating activities	$70,393	$30,262	$209,456	$37,799

(1)

Loss on extinguishment of debt for fiscal 2018 includes the write-off of deferred debt financing costs and unamortized discount of $11.1 million and $2.0 million, respectively, relating to the prepayment of outstanding borrowings under the tranche B term loans. Fiscal 2017 includes the write-off of deferred debt financing costs and unamortized discount of $0.9 million and $0.2 million, respectively, relating to the prepayment of all outstanding borrowings under the tranche A term loans and less than $0.1 million relating to the refinancing of the Company’s tranche B term loans.

(2)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the United States in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (1) above).  The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); non-recurring expenses, gains and losses; and the non-cash accounting impact of the Company’s inventory reduction plan. Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in

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conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(3)

Acquisition/divestiture-related and non-recurring expenses for fiscal 2018 of $26.9 million primarily include divestiture expenses for the Pirate Brands sale and acquisition and integration expenses for the McCann’s, Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.  Acquisition/divestiture-related and non-recurring expenses for fiscal 2017 of $35.7 million primarily include acquisition and integration expenses for the Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions, severance and hiring costs, a non-recurring interest charge relating to the refinancing of the Company’s credit agreement and a non-recurring startup surcharge paid to a co-packer.

(4)

Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For the fourth quarter of 2018, the inventory reduction plan impact of $29.0 million includes $19.4 million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the fourth quarter of 2018 and $9.6 million for the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of the inventory reduction plan.

For fiscal 2018, the inventory reduction plan impact of $66.3 million includes $51.1 million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in fiscal 2018 and $15.2 million for the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of the inventory reduction plan.

(5)

Amortization of acquisition-related inventory step-up for fiscal 2017 of $2.4 million relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Back to Nature acquisition and spices & seasonings acquisition that the Company completed on October 2, 2017 and November 21, 2016, respectively.

(6)	During the fourth quarter of 2017, the Company recorded a pre-tax loss on disposal of inventory of $3.3 million related to the write-off of discontinued and expired inventory from recent acquisitions.
(7)

During the fourth quarter of 2018, the Company completed the Pirate Brands sale. The sale resulted in a pre-tax gain of $176.4 million. During fiscal 2017, the Company sold to a third-party co-packer its Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment. The Company acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition. The sale resulted in a $1.6 million pre-tax loss on sale of assets.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
Net income	$111,924	$129,908	$172,435	$217,463
Non-recurring adjustment to deferred income taxes(1)	—	(109,641)	—	(109,641)
Loss on extinguishment of debt, net of tax(2)	7,611	120	10,190	847
Acquisition/divestiture-related and non-recurring expenses, net of tax(3)	13,278	13,915	20,754	26,497
Inventory reduction plan impact, net of tax(4)	22,530	—	51,451	—
Amortization of acquisition-related inventory step-up, net of tax(5)	—	765	—	1,733
Loss on disposal of inventory, net of tax(6)	—	2,393	—	2,393
(Gain) loss on sale of assets, net of tax(7)	(133,172)	166	(133,172)	1,171
Tax true-ups(8)	121	—	650	—
Adjusted net income	$22,292	$37,626	$122,308	$140,463
Adjusted diluted earnings per share	$0.34	$0.57	$1.85	$2.12

(1)	Non-recurring adjustment to deferred income taxes for fiscal 2017 relates to the revaluation of the Company’s deferred income taxes as a result of the U.S. Tax Cuts and Jobs Act.
(2)

Loss on extinguishment of debt for fiscal 2018 includes the write-off of deferred debt financing costs and unamortized discount of $8.6 million, net of tax, and $1.6 million, net of tax, respectively, relating to the prepayment of outstanding borrowings under the tranche B term loans. Fiscal 2017 includes the write-off of deferred debt financing costs and unamortized discount of $0.7 million, net of tax, and $0.1 million, net of tax, respectively, relating to the prepayment of all outstanding borrowings under the tranche A term loans and less than $0.1 million, net of tax, relating to the refinancing of the Company’s tranche B term loans.

(3)

Acquisition/divestiture-related and non-recurring expenses for fiscal 2018 primarily includes divestiture expenses for the Pirate Brands sale and acquisition and integration expenses for the McCann’s, Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.  Acquisition/divestiture-related and non-recurring expenses for fiscal 2017 primarily includes acquisition and integration expenses for the Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions, severance and hiring costs, a non-recurring interest charge relating to the refinancing of the Company’s credit agreement and a non-recurring startup surcharge paid to a co-packer.

(4)

Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For the fourth quarter of 2018, the inventory reduction plan impact of $29.0 million (or $22.5 million net of taxes) includes $19.4 million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the fourth quarter of 2018 and $9.6 million for the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of the inventory reduction plan.

For fiscal 2018, the inventory reduction plan impact of $66.3 million (or $51.5 million net of taxes) includes $51.1 million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in fiscal 2018 and $15.2 million for the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of the inventory reduction plan.

(5)

Amortization of acquisition-related inventory step-up for fiscal 2017  relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Back to Nature acquisition and spices & seasonings acquisition that the Company completed on October 2, 2017 and November 21, 2016, respectively.

(6)	During the fourth quarter of 2017, the Company recorded a loss on disposal of inventory related to the write-off of discontinued and expired inventory from recent acquisitions.

-  12  -

(7)

During the fourth quarter of 2018, the Company completed the Pirate Brands sale. The sale resulted in a gain of $133.2 million, net of tax.  During fiscal 2017,  the Company sold to a third-party co-packer its Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment.  The Company acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition.  The sale resulted in a $1.2 million loss on sale of assets, net of tax.

(8)	Tax true-ups for fiscal 2018 reflects prior year foreign tax expense true-up and impact of enacted state rate changes.

-  13  -

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Net Sales

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017(1)	2018	2017(1)
Net sales	$458,055	$466,353	$1,700,764	$1,646,387
Net sales from acquisitions(2)	(3,168)	—	(60,193)	—
Net sales of non-branded IQF bulk rice products(3)	(188)	(1,609)	(1,494)	(8,518)
Net sales from divested brands(4)	(2,054)	(19,328)	(74,853)	(87,705)
Base business net sales(5)	$452,645	$445,416	$1,564,224	$1,550,164

(1)	Prior period net sales have been adjusted as a result of the Company’s retrospective adoption of the new accounting standard relating to revenue recognition.
(2)

Reflects net sales for Back to Nature for the first three quarters of 2018 and net sales of McCann’s for the fourth quarter and fiscal 2018.  Back to Nature was acquired on October 2, 2017 and McCann’s was acquired on July 16, 2018.

(3)

Reflects net sales of the Company’s non-branded individually quick frozen (IQF) bulk rice products, which is a product line the Company acquired as part of the Green Giant acquisition, and which the Company is excluding from net sales for the purposes of calculating base business net sales because the Company does not consider the non-branded IQF bulk rice products to be part of its core business or material.

(4)	Reflects net sales of Pirate Brands. The Company completed the Pirate Brands sale on October 17, 2018.
(5)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until at least one full quarter of net sales from such acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands and (3) net sales of the Company’s IQF bulk rice products, see footnote 3 above.  The portion of current period net sales attributable to recent acquisitions for which there is not at least one full quarter of net sales in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the last day of the quarter in which the first anniversary of the date of acquisition occurs, and the period from the date of acquisition to the end of the quarter in which the acquisition occurred.  For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands. The definition of base business net sales was modified in the first quarter of 2018 to exclude net sales of the Company’s IQF bulk rice products, as described in footnote 3 above.

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